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                                                                      EXHIBIT 99

                         [LOGO OF SOLV-EX CORPORATION]

                                                           For Immediate Release

      JOHN S. RENDALL RESIGNS AS CHAIRMAN OF THE BOARD OF DIRECTORS AND
                CHIEF EXECUTIVE OFFICER OF SOLV-EX CORPORATION

           SOLV-EX SUSPENDS ALL RESEARCH AND DEVELOPMENT ACTIVITIES

Albuquerque, N.M., November 2, 2000 -- Solv-Ex Corporation (OTC - SVXC) reported that John S. Rendall resigned as the Chairman of the Board of Directors and Chief Executive Officer of the Company effective November 1, 2000. The Company also reported that Herbert M. Campbell, II had previously resigned as a director.

Frank Ciotti, Chief Financial Officer of the Company, was then elected to the position of Chief Executive Officer of the Company. Following the Board of Directors' meeting held on November 1, 2000, all remaining outside directors of the Company also resigned, leaving Mr. Ciotti as the remaining sole director of the Company.

Mr. Ciotti stated, "Due to cash flow problems, the Company has suspended all research and development activities. The Company is in the process of evaluating its alternatives, which most likely will require the filing for protection under the bankruptcy laws in order to attempt a restructuring of the Company." Mr. Ciotti further stated that the Company has entered into an agreement with two of its secured debenture holders, Altamira Management Ltd and ABN Amro Bank (Switzerland) (together the "Debenture Holders"), which extends the due date on their outstanding debt until December 29, 2000. If these obligations are not paid by December 29, 2000, the Debenture Holders have the right to request the appointment of a receiver and proceed with the liquidation of their collateral, which includes the Company's buildings and equipment in Albuquerque, New Mexico.

The Company received a letter from the Securities and Exchange Commission ("SEC") dated October 18, 2000 requesting the filing of delinquent Forms 10-K and 10-Q dating back to June 30, 1997, which precedes the date of the Company's filing for bankruptcy protection under Chapter 11 in August 1997. The SEC stated that failure to file the delinquent reports may result in appropriate enforcement action at any time. The Company does not have the financial or personnel resources to comply with the SEC request.

Solv-Ex Corporation is a research and development company headquartered in Albuquerque, New Mexico. The statements in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: economic downturns affecting the operations of the Company or any of its business operations; the inability of the Company to restructure it operations; the inability of the Company to obtain sufficient financing to conduct business operations; enforcement or other actions by the Securities and Exchange Commission; material litigation; the filing for protection under federal bankruptcy laws; and default of the Company on outstanding obligations resulting in the appointment of a receiver and possible liquidation of the Company. The forward-looking statements contained in the press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

Solv-Ex contact:
Frank Ciotti, Chief Executive Officer - (505) 883-0331 (Fax) 883-0391